                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                            Auric Metals Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   051551208
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 James E. Fouts
                           1475 Terminal Way, Suite E
                               Reno, Nevada 89502
                            Tel No.: (318) 343-4448
-------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  May 9, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) and 13d-1(g), check the following box [ ].

                  Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 13 Pages)


--------
           *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

----------------------------                           -------------------------
 CUSIP NO. 051551208                                    Page 2 of 13 Pages
----------------------------                           -------------------------



-------------------------------------------------------------------------------
1
           NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Marc J. Schwartz
-------------------------------------------------------------------------------
2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                       (B) [X]
-------------------------------------------------------------------------------
3
           SEC USE ONLY

-------------------------------------------------------------------------------
4
           SOURCE OF FUNDS*
           PF
-------------------------------------------------------------------------------
5
           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      [ ]
-------------------------------------------------------------------------------
6
           CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-------------------------------------------------------------------------------
       NUMBER OF          7
         SHARES                   SOLE VOTING POWER
      BENEFICIALLY                35,000
        OWNED BY          -----------------------------------------------------
     EACH REPORTING       8
                                  SHARED VOTING POWER
                                  0
                          -----------------------------------------------------
         PERSON           9
          WITH                    SOLE DISPOSITIVE POWER
                                  35,000
                          -----------------------------------------------------
                          10
                                  SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
11
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           35,000
-------------------------------------------------------------------------------
12
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]
-------------------------------------------------------------------------------
13
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.6%
-------------------------------------------------------------------------------
14
           TYPE OF REPORTING PERSON*
           IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D

----------------------------                           -------------------------
 CUSIP NO. 051551208                                    Page 3 of 13 Pages
----------------------------                           -------------------------



-------------------------------------------------------------------------------
1
           NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Ronald K. Drucker
-------------------------------------------------------------------------------
2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                       (B) [X]
-------------------------------------------------------------------------------
3
           SEC USE ONLY

-------------------------------------------------------------------------------
4
           SOURCE OF FUNDS*
           PF
-------------------------------------------------------------------------------
5
           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      [ ]
-------------------------------------------------------------------------------
6
           CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-------------------------------------------------------------------------------
       NUMBER OF          7
         SHARES                   SOLE VOTING POWER
      BENEFICIALLY                47,000
        OWNED BY          -----------------------------------------------------
     EACH REPORTING       8
                                  SHARED VOTING POWER
                                  0
                          -----------------------------------------------------
         PERSON           9
          WITH                    SOLE DISPOSITIVE POWER
                                  47,000
                          -----------------------------------------------------
                          10
                                  SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
11
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           47,000
-------------------------------------------------------------------------------
12
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]
-------------------------------------------------------------------------------
13
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.8%
-------------------------------------------------------------------------------
14
           TYPE OF REPORTING PERSON*
           IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D

----------------------------                           -------------------------
 CUSIP NO. 051551208                                    Page 4 of 13 Pages
----------------------------                           -------------------------



-------------------------------------------------------------------------------
1
           NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jerry Tillem
-------------------------------------------------------------------------------
2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                       (B) [X]
-------------------------------------------------------------------------------
3
           SEC USE ONLY

-------------------------------------------------------------------------------
4
           SOURCE OF FUNDS*
           PF
-------------------------------------------------------------------------------
5
           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      [ ]
-------------------------------------------------------------------------------
6
           CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-------------------------------------------------------------------------------
       NUMBER OF          7
         SHARES                   SOLE VOTING POWER
      BENEFICIALLY                31,000
        OWNED BY          -----------------------------------------------------
     EACH REPORTING       8
                                  SHARED VOTING POWER
                                  0
                          -----------------------------------------------------
         PERSON           9
          WITH                    SOLE DISPOSITIVE POWER
                                  31,000
                          -----------------------------------------------------
                          10
                                  SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
11
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           31,000
-------------------------------------------------------------------------------
12
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]
-------------------------------------------------------------------------------
13
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.1%
-------------------------------------------------------------------------------
14
           TYPE OF REPORTING PERSON*
           IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D

----------------------------                           -------------------------
 CUSIP NO. 051551208                                    Page 5 of 13 Pages
----------------------------                           -------------------------



-------------------------------------------------------------------------------
1
           NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Gregory L. Hoover
-------------------------------------------------------------------------------
2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                       (B) [X]
-------------------------------------------------------------------------------
3
           SEC USE ONLY

-------------------------------------------------------------------------------
4
           SOURCE OF FUNDS*
           PF
-------------------------------------------------------------------------------
5
           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      [ ]
-------------------------------------------------------------------------------
6
           CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-------------------------------------------------------------------------------
       NUMBER OF          7
         SHARES                   SOLE VOTING POWER
      BENEFICIALLY                89,208
        OWNED BY          -----------------------------------------------------
     EACH REPORTING       8
                                  SHARED VOTING POWER
                                  0
                          -----------------------------------------------------
         PERSON           9
          WITH                    SOLE DISPOSITIVE POWER
                                  89,208
                          -----------------------------------------------------
                          10
                                  SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
11
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           89,208
-------------------------------------------------------------------------------
12
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]
-------------------------------------------------------------------------------
13
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           9.1%
-------------------------------------------------------------------------------
14
           TYPE OF REPORTING PERSON*
           IN
-------------------------------------------------------------------------------

                                 SCHEDULE 13D

----------------------------                           -------------------------
 CUSIP NO. 051551208                                    Page 6 of 13 Pages
----------------------------                           -------------------------



-------------------------------------------------------------------------------
1
           NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Dean Andersen
-------------------------------------------------------------------------------
2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) [ ]
                                                                       (B) [X]
-------------------------------------------------------------------------------
3
           SEC USE ONLY

-------------------------------------------------------------------------------
4
           SOURCE OF FUNDS*
           PF
-------------------------------------------------------------------------------
5
           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      [ ]
-------------------------------------------------------------------------------
6
           CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-------------------------------------------------------------------------------
       NUMBER OF          7
         SHARES                   SOLE VOTING POWER
      BENEFICIALLY                34,000
        OWNED BY          -----------------------------------------------------
     EACH REPORTING       8
                                  SHARED VOTING POWER
                                  0
                          -----------------------------------------------------
         PERSON           9
          WITH                    SOLE DISPOSITIVE POWER
                                  34,000
                          -----------------------------------------------------
                          10
                                  SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
11
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           34,000
-------------------------------------------------------------------------------
12
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*                                        [ ]
-------------------------------------------------------------------------------
13
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.5%
-------------------------------------------------------------------------------
14
           TYPE OF REPORTING PERSON*
           IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------                      -------------------------------
CUSIP NO.  051551208                               PAGE 7 OF 13 PAGES
---------------------------                      -------------------------------



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael Donnelly
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [ ]
                                                                        (B) [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        PF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
       NUMBER OF          7       SOLE VOTING POWER
         SHARES                   5,460
      BENEFICIALLY       -------------------------------------------------------
        OWNED BY          8       SHARED VOTING POWER
     EACH REPORTING               0
                         ------------------------------------------------------
         PERSON           9       SOLE DISPOSITIVE POWER
          WITH                    5,460
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                   0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,460
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                 [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.6%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------                      -------------------------------
CUSIP NO.  051551208                               PAGE 8 OF 13 PAGES
---------------------------                      -------------------------------



--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Travis V. Owens
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) [ ]
                                                                       (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
       NUMBER OF          7       SOLE VOTING POWER
         SHARES                   9,000
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          8       SHARED VOTING POWER
     EACH REPORTING               0
         PERSON           ------------------------------------------------------
          WITH            9       SOLE DISPOSITIVE POWER
                                  9,000
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                    [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------                      -------------------------------
CUSIP NO.  051551208                               PAGE 9 OF 13 PAGES
---------------------------                      -------------------------------



--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Alfred G. Yates, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) [ ]
                                                                       (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                    [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
       NUMBER OF          7       SOLE VOTING POWER
         SHARES                   16,250
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          8       SHARED VOTING POWER
     EACH REPORTING               0
         PERSON           ------------------------------------------------------
          WITH            9       SOLE DISPOSITIVE POWER
                                  16,250
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                  0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,250
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------                      -------------------------------
CUSIP NO.  051551208                               PAGE 10 OF 13 PAGES
---------------------------                      -------------------------------



--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Donald Ratajczak
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) [ ]
                                                                        (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
       NUMBER OF          7       SOLE VOTING POWER
         SHARES                   33,500
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          8       SHARED VOTING POWER
     EACH REPORTING               0
                          ------------------------------------------------------
         PERSON           9       SOLE DISPOSITIVE POWER
          WITH                    33,500
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
                                   0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         33,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                    [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------                      -------------------------------
CUSIP NO.  051551208                               PAGE 11 OF 13 PAGES
---------------------------                      -------------------------------



--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Timothy R. Andrews
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) [ ]
                                                                        (B) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         PF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
       NUMBER OF          7       SOLE VOTING POWER
         SHARES                   1,000
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          8       SHARED VOTING POWER
     EACH REPORTING               0
                          ------------------------------------------------------
         PERSON           9       SOLE DISPOSITIVE POWER
          WITH                    1,000
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

AMENDMENT NO. 1 TO SCHEDULE 13D

         This Amendment No. 1 to Schedule 13D relates to the shares of common stock, $0.01 par value per share (the "Common Stock"), of Auric Metals Corporation (the "Company"). Item 3 of the Schedule 13D filed by Marc J. Schwartz, Ronald K. Drucker, Jerry Tillem, Gregory L. Hoover, Dean Anderson, Michael Donnelly, Travis V. Owens, Alfred G. Yates, Jr., Donald Ratajczak, and Timothy R. Andrews (the "Reporting Persons"). The Reporting Persons are making this single joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act").


Item 3.           Source and Amount of Funds or Other Consideration

                  Item 3 is hereby amended and restated as follows:

                  1. On April 7, 2000, Mr. Schwartz acquired 35,000 shares of the Common Stock for $38,500 in cash from personal funds.

                  2. On April 7, 2000, Mr. Drucker acquired 47,000 shares of Common Stock for $51,700 in cash from personal funds.

                  3. On April 7, 2000, Mr. Tillem acquired 10,000 shares of Common Stock for $11,000 in cash from personal funds, and on May 9, 2000, Mr. Tillem acquired an additional 21,000 shares of Common Stock for $68,250 in cash from personal funds.

                  4. On April 7, 2000, Mr. Hoover acquired 89,208 shares of Common Stock for $98,128 in cash from personal funds.

                  5. On April 7, 2000, Mr. Andersen acquired 34,358 shares of Common Stock for $37,793 in cash from personal funds.

                  6. On April 7, 2000, Mr. Donnelly acquired 5,460 shares of Common Stock for $6,006 in cash from personal funds.

                  7. On April 7, 2000, Mr. Owens acquired 9,000 shares of Common Stock for $9,900 in cash from personal funds.

                  8. On April 7, 2000, Mr. Yates acquired 16,250 shares of Common Stock for $17,875 in cash from personal funds.

                  9. On April 7, 2000, Mr. Ratajczak acquired 33,500 shares of Common Stock for $36,850 in cash from personal funds.

                  10. On April 7, 2000, Mr. Andrews acquired 1,000 shares of Common Stock for $1,100 in cash from personal funds.

ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

                  The Issuer has entered into a consulting agreement with Marc
         J. Schwartz dated as of April 11, 2000 pursuant to which Mr. Schwartz has agreed to provide certain consulting services to the Issuer in exchange for $120,000 in cash and options to acquire an aggregate of 300,000 shares of Common Stock exercisable as follows:

                  1.       100,000 exercisable at $1,125 per share;
                  2. 100,000 exercisable at $1.125 per share when the stock price of the Issuer reaches and maintains for 10 days a price of $3.00; and
                  3. 100,000 exercisable at $1.125 per share when the stock price of the Issuer reaches and maintains for 10 days a price of $5.00.

                  On May 17, 2000, the Company's board of directors resigned and elected Donald Ratajczak and Marc J. Schwartz to the vacancies thereby created. In addition, Messrs. Ratajczak and Schwartz were appointed President and Chairman of the Board and Vice President, Secretary and Treasurer, respectively.

                  Also, in April 2000, the Company authorized the grant of options to Mr. Ratajczak, entitling him to purchase a total of 150,000 shares of Common Stock at an exercise price of $3.00 per share.

         After reasonable inquiry each of the undersigned certify that to the best of their knowledge and belief the information set forth in this statement is true, complete and correct.

Dated:  May 22, 2000

                                                  /s/ Marc J. Schwartz
                                         ---------------------------------------
                                         Marc J. Schwartz


                                                  /s/ Ronald K. Drucker
                                         ---------------------------------------
                                         Ronald K. Drucker


                                                  /s/ Jerry Tillem
                                         ---------------------------------------
                                         Jerry Tillem


                                                  /s/ Gregory L. Hoover
                                         ---------------------------------------
                                         Gregory L. Hoover


                                                  /s/ Dean Andersen
                                         ---------------------------------------
                                         Dean Andersen


                                                  /s/ Michael Donnelly
                                         ---------------------------------------
                                         Michael Donnelly


                                                  /s/Travis V. Owens
                                         ---------------------------------------
                                         Travis V. Owens


                                                  /s/Alfred G. Yates
                                         ---------------------------------------
                                         Alfred G. Yates, Jr.


                                                  /s/Donald Ratajczak
                                         ---------------------------------------
                                         Donald Ratajczak


                                                  /s/Timothy R. Andrews
                                         ---------------------------------------
                                         Timothy R. Andrews